UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

 Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

TWITTER, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

In connection with the pending acquisition of Twitter by an affiliate of Elon Musk, Sean Edgett, General Counsel at Twitter, emailed the following (the “Edgett Email”) to Twitter employees and flex workers on July 12, 2022 at 1:53 p.m. PT:

Today we filed a lawsuit in the Delaware Court of Chancery to enforce the merger agreement. I have attached the complaint below.

We also filed a motion for an expedited trial alongside the complaint, asking for the case to be heard in September, as it is critically important for this matter to be resolved quickly. At this point, we anticipate that the next step in the process will be for the court to set a schedule for the case.

As I mentioned before, please refrain from sharing any commentary about the acquisition on Twitter or Slack. We will continue to keep you updated and share as much as we can.

Sean

In reply to the Edgett Email, Parag Agrawal, Chief Executive Officer of Twitter, replied all to the Edgett Email with the following (the “Agrawal Email”) on July 12, 2022 at 5:04 p.m. PT:

Thank you Sean.

Team,

I know this process has been challenging for all of you, and I continue to be deeply grateful for your passion, agility, and commitment to Twitter. I encourage you to take time to read what we filed. We took this opportunity to tell our story and defend our company, our people, and our stockholders. We plan to hold the buyer fully accountable to fulfill his contractual obligations. We will prove our position in court and we believe we will prevail.

The coming weeks will be filled with news and noise about this case, with increased analyst and reporter speculation about what may unfold. Some of the coverage will be helpful to explain this complicated process, but a lot of the speculation will be distracting. It is important to remember that we have collectively built a company that has navigated through adversity, disruption, and challenges throughout our 16 year history. Along with this litigation, the current environment - macroeconomic, geopolitical, societal - presents additional complexities and challenges for us and our industry. But with each challenge, we have persevered. How? Through our purpose, our focus on our customers, and above all else, our resilience.

The work all of us do, as individuals and as #OneTeam, impacts people’s lives and comes with deep responsibility and meaning. Twitter is not built by the leadership team or an owner, it is built by all of you – and together, we all define the future of Twitter. What unites us is our care for our customers, this company, and each other. Our resilience, collectively, will carry us forward.

I am grateful to be working alongside all of you.

Parag

Additional Information and Where to Find It

On May 17, 2022, Twitter Inc. (“Twitter”) filed a preliminary proxy statement in connection with its Special Meeting of Stockholders (the “Special Meeting”) related to the pending acquisition of Twitter (the “Transaction”). Prior to the Special Meeting, Twitter will furnish a definitive proxy statement to its stockholders, together with a proxy card. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Twitter’s stockholders is available in Twitter’s preliminary proxy statement.

Stockholders may obtain, free of charge, Twitter’s proxy statement (in both preliminary and definitive form), any amendments or supplements thereto, and any other relevant documents filed by Twitter with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Special Meeting at the SEC’s website (http://www.sec.gov). Copies of Twitter’s definitive proxy statement, any amendments or supplements thereto, and any other relevant documents filed by Twitter with the SEC in connection with the Special Meeting will also be available, free of charge, at Twitter’s investor relations website (https://investor.twitterinc.com) or by writing to Twitter, Inc., Attention: Investor Relations, 1355 Market Street, Suite 900, San Francisco, California 94103.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Twitter’s Board of Directors in approving the Transaction; and expectations for Twitter following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of Twitter’s assumptions prove incorrect, Twitter’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Twitter’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction; the ability of each party to consummate the Transaction; possible disruption related to the Transaction to Twitter’s current plans and operations, including through the loss of customers and employees; and other risks and uncertainties detailed in the periodic reports that Twitter files with the SEC, including Twitter’s Annual Report on Form 10-K filed with the SEC on February 16, 2022, and Quarterly Report on Form 10-Q filed with the SEC on May 2, 2022, which may be obtained on the investor relations section of Twitter’s website (https://investor.twitterinc.com). All forward-looking statements in this communication are based on information available to Twitter as of the date of this communication, and Twitter does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.